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                                                             Exhibit D.1.5

                            STATE OF NORTH DAKOTA

                          PUBLIC SERVICE COMMISSION

Northern States Power Company                        Case No. PU-400-99-35
Transfer-Black Mountain Gas Assets
Application

                    ORDER APPROVING TRANSFER OF ASSETS

                               April 14, 1999


     On January 20, 1999 Northern States Power Company (NSP) filed a Petition for Approval of the transfer of NSP's Black Mountain Gas (BMG) assets to a newly created subsidiary named Black Mountain Gas Company (New BMG).

     NSP proposes that New BMG become an operating subsidiary of NSP on May 1, 1999. BMG assets are used for natural gas service to approximately 5,000 customers in and around Phoenix and Scottsdale, Arizona. BMG also provides propane service to approximately 1,300 customers in the city of Page and about 500 customers in Lake Powell, both located in Coconine County, Arizona. BMG assets also include an unregulated bulk propane service in Arizona.

     On February 17, 1999, the Commission issued a Notice of Opportunity for Hearing, providing that written comments and requests for hearing would be received through March 26, 1999. No comments or hearing requests have been received.

     In Case No. PU-400-98-118 the Commission, on June 3, 1998, issued an order approving the merger of BMG into NSP and the merger was completed in July 1998. NSP now seeks to transfer BMG assets to a subsidiary because conducting BMG operations directly subjects NSP to regulation as a public utility by the Arizona Corporation Commission. NSP states the transfer would eliminate unnecessary expense to NSP and an unnecessary level of complexity to the Arizona Commission's regulation of BMG operations. NSP further states that the creation of a subsidiary will enhance accurate allocation of costs to New BMG through stand-alone financial statements.

     NSP states the transaction will occur at book value and will not change the operations of NSP-ND or the provisions of electric or natural gas service to North Dakota customers.

     Having considered this matter, the Commission finds the requested transfer is compatible with public interest and should be approved.

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                             Order

     The Commission Orders that NSP's transfer of former Black Mountain Gas Company assets to a new NSP subsidiary entitled Black Mountain Gas Company, as described and represented in its application, is APPROVED.


                     PUBLIC SERVICE COMMISSION


 /s/ Susan E. Wefald         /s/ Bruce Hagen       /s/ Leo M. Reinbold
------------------------  ----------------------- -----------------------
     Susan E. Wefald             Bruce Hagen           Leo M. Reinbold
      Commissioner                President             Commissioner